UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-12

FRANKLIN CREDIT HOLDING CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302

April 27, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Franklin Credit Holding Corporation (the “Company”), which will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey on Tuesday, June 12, 2012, at 2:00 P.M., Eastern Daylight Time.

The Notice of Annual Meeting and Proxy Statement covering the formal business to be conducted at the Annual Meeting follow this letter and are accompanied by the Company’s Annual Report for the fiscal year ended December 31, 2011.

We welcome you to attend the Annual Meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely yours,

/s/ Thomas J. Axon

THOMAS J. AXON
Chairman and President

FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
June 12, 2012

Notice is hereby given that the Annual Meeting of Stockholders of Franklin Credit Holding Corporation (the “Company”) will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Tuesday, June 12, 2012 for the following purposes:

1.	to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

2.	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Stockholders of record at the close of business on April 20, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. To obtain directions to attend the Annual Meeting and vote in person, please telephone the Company at (201) 604-1800.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy in the reply envelope provided. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy. By promptly returning your proxy, you will greatly assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

/s/ Thomas J. Axon
THOMAS J. AXON
Chairman

Jersey City, New Jersey
April 27, 2012

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 12, 2012.

The Proxy Statement and 2011 Annual Report on Form 10-K
are available through the Franklin Credit Holding Corporation Investor Relations link on our website at
www.franklincredit.com

FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

PROXY STATEMENT FOR
2012 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2012

General Information

This Proxy Statement and the enclosed form of proxy are being furnished, commencing on or about April 27, 2012, in connection with the solicitation of proxies by the Board of Directors of Franklin Credit Holding Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (“Stockholders”) of the Company (the “Annual Meeting”). The Annual Meeting will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Tuesday, June 12, 2012, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2012 Annual Meeting of Stockholders.

The annual report of the Company, containing financial statements of the Company as of December 31, 2011, and for the year then ended (the “Annual Report”), has been delivered to you or is included with this proxy statement.

A list of the Stockholders entitled to vote at the Annual Meeting will be available for examination by Stockholders during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company’s offices on the 25th floor of 101 Hudson Street, Jersey City, New Jersey. A list of the Stockholders will also be available for examination at the Annual Meeting.

If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before that meeting. The enclosed proxy is being solicited by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted (i) FOR the ratification of the appointment of Marcum LLP (“Marcum”) as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012, and (ii) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Attendance in person at the Annual Meeting will not of itself revoke a proxy; however, any Stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by timely submitting a properly executed proxy with a later date or by sending a written notice of revocation to the Secretary of the Company at the Company’s corporate offices.

This Proxy Statement and the accompanying form of proxy are being mailed to Stockholders of the Company on or about April 27, 2012.

Following the original mailing of proxy solicitation material, executive and other employees of the Company and professional proxy solicitors may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries that are record holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to forward proxy solicitation material to the beneficial owners of such stock, and the Company may reimburse such record holders for their reasonable expenses incurred in such forwarding. The cost of soliciting proxies in the enclosed form will be borne by the Company.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Marcum as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Voting of Shares

The holders of one-half of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items such as the ratification of the appointment of the independent registered public accounting firm (Proposal 1) and, accordingly, your shares may be voted by your broker on Proposal 1. Brokers do not have discretionary authority to vote on non-routine matters such as the election of directors. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the appointment of the independent registered public accounting firm (Proposal 1). On this matter, abstentions will have the same effect as a negative vote. Proxies solicited by the Board of Directors will be voted FOR the ratification of the appointment of Marcum as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012, unless Stockholders specify otherwise. The Company will appoint an inspector to act at the Annual Meeting who will: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determinations by such inspector; and, (5) certify his/her determination of the number of shares represented at the Annual Meeting and his/her count of all votes and ballots.

Only stockholders of record at the close of business on April 20, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on April 20, 2012, there were 8,028,795 shares of Common Stock outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement thereof, with no cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 20, 2012, with respect to beneficial ownership of Common Stock and the percentages of beneficial ownership by:

•	each person, group or entity known to the Company to beneficially own more than 5% of the Company’s outstanding Common Stock;

•	each of the Company’s directors and named executive officers; and

•	all of the Company’s directors and executive officers as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the table below does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Thomas J. Axon	3,628,941		45.2%
Michael Bertash	24,000	(2)	*
Frank B. Evans, Jr.	874,425	(3)	10.9%
Steven W. Lefkowitz	287,650	(4)	3.6%
Allan R. Lyons	95,500	(5)	1.2%
Paul D. Colasono	50,750	(6)	*
Kevin Gildea	26,250	(7)	*
Jimmy Yan	17,000		*
All Directors and Executive Officers as a group (8 persons)	5,004,516	(8)	61.0%
____________________

*	Indicates beneficial ownership of less than one (1%) percent.

(1)	Unless otherwise indicated the address of each beneficial owner identified is c/o Franklin Credit Holding Corporation, 101 Hudson Street, Jersey City, New Jersey 07302.

(2)	Includes 24,000 shares issuable upon exercise of options exercisable within sixty days.

(3)
Includes 31,000 shares issuable upon exercise of options exercisable within sixty days. Includes 20,000 shares, the aggregate of 5,000 shares beneficially owned by each of four children for which Mr. Evans is the trustee.

(4)	Includes 28,000 shares issuable upon exercise of options exercisable within sixty days. Includes 47,500 shares beneficially owned by Mr. Lefkowitz’s wife.

(5)	Includes 32,000 shares issuable upon exercise of options exercisable within sixty days.

(6)	Includes 33,750 shares issuable upon exercise of options exercisable within sixty days.

(7)	Includes 26,250 shares issuable upon exercise of options exercisable within sixty days.

(8)	Includes 175,000 shares issuable upon exercise of options exercisable within sixty days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s Directors and Officers, and persons who own more than ten percent of a class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and persons holding greater than ten percent of the outstanding shares of a class of Section 12-registered securities (“Reporting Persons”) are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of the copies of such Section 16(a) reports furnished to the Company during 2011 from such Reporting Persons, the Company believes that there was compliance with all Section 16(a) filing requirements applicable to such Reporting Persons, except that Mr. Lefkowitz belatedly filed a report on January 11, 2011 in connection with transactions involving his sales of certain shares of common stock on December 29 and 30, 2010.

PROPOSALS

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

BOARD OF DIRECTORS

The Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of Directors or to the extent any class of preferred stock issued in the future entitles the holders thereof to designate a Director or Directors with a longer or shorter term. The Board of Directors is comprised of nine Directors, although there are currently only five directors serving. The Board of Directors will seek to find suitable candidates to fill the remaining four vacancies when it deems appropriate and in the best interests of the Company.

The Board of Directors has concluded that each of Michael Bertash, Frank B. Evans, Steven W. Lefkowitz and Allan R. Lyons qualifies as an independent director as defined in NASDAQ Listing Rule 5605.

Class I Directors with Terms Expiring in 2012

None.

Class II Directors with Terms Expiring in 2013

Michael Bertash, 59, was elected a Director of the Company in 1998. Mr. Bertash served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, from August 2004 until July 2008, and thereafter has been employed at Tocqueville Asset Management. From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman &. Co., an investment management firm. Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997. Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University. Mr. Bertash has served on the Company’s Board of Directors since 1998 and is a seasoned financial advisor, with extensive experience in asset and investment management. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Bertash the experience, qualifications, attributes and skills to serve as a director of the Company.

Frank B. Evans, Jr., 60, was elected a Director of the Company in 1994. Mr. Evans co-founded the Company and served as the Company’s Vice President, Treasurer, Secretary and Chief Financial Officer from December 1994 until November 1998. Mr. Evans also served as the Company’s Secretary, Treasurer, a Vice President and a member of the Company’s Board of Directors from its inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical storage systems, since its inception in 1990. Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California. Mr. Evans is a co-founder and beneficial owner of more than ten percent of the common stock of the Company, was previously a member of the executive management team of the Company, has served on the Company’s Board of Directors since 1990, and is a competent and seasoned chief executive. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Evans the experience, qualifications, attributes and skills to serve as a director of the Company.

Steven W. Lefkowitz, 56, was elected a Director of the Company in 1996. Mr. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990. Mr. Lefkowitz serves on the board of directors of several private companies, and in August 2011 was appointed to the board of directors of a public pharmaceutical company,CorMedix, Inc. Additionally, from time to time he has served as a consultant to RMTS, LLC (an affiliate of the Company) on various financial and other matters. Since November 2007, he has served on the board of directors of Chatsworth Data Solutions, Inc, which was a public company until January 2009. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University. Mr. Lefkowitz has served on the Company’s Board of Directors since 1996 and is a seasoned financial professional who has led and served on the boards of a number of other companies. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lefkowitz the experience, qualifications, attributes and skills to serve as a director of the Company.

Class III Directors with Terms Expiring in 2014

Thomas J. Axon, 59, was elected a Director of the Company in 1988. Mr. Axon has served as Chairman of the Company’s Board of Directors since December 1994, has served as President of the Company since its inception in 1990 (except for the period of October 2004 until January 2006), and served as the Company’s Chief Executive Officer from January 2006 until April 2006, and from December 1994 through June 2000. Mr. Axon also served as a member of the Company’s Board of Directors from the Company’s inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the merger, and as a member of Miramar Resources, Inc.’s Board of Directors from its inception in 1988. Within the last several years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, an insurance consulting and underwriting company, and its affiliated companies; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and James Thomas Realty LLC, which hold various real estate interests and/or manage rental commercial space; AIS Ltd., a reinsurance company; and Bosco Credit, LLC (“Bosco I”), Bosco Credit II, LLC (“Bosco II”), Bosco Credit III, LLC (“Bosco III”), and Bosco Credit IV, LLC (“Bosco IV”) and together with Bosco I, Bosco II, and Bosco III, the (“Bosco Entities”), which hold various mortgage related assets serviced by the Company’s subsidiary, Franklin Credit Management Corporation (“FCMC”). Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business. Mr. Axon is a co-founder and principal shareholder of the Company and, through the Bosco Entities, a principal servicing client of FCMC, has led the Company and served on the Company’s Board of Directors since its inception, and provided partial guarantees and collateral so that the Company could restructure its lending agreements with its lead lending bank in March 2009 and retain the servicing of loans sold by the trust of The Huntington National Bank in the third and fourth quarters of 2010. The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Axon the experience, qualifications, attributes and skills to serve as a director of the Company.

Allan R. Lyons, 71, was elected a Director of the Company in 1995. Mr. Lyons is a Certified Public Accountant and owns and is the managing member of 21st Century Strategic Investment Planning, LC, a Florida limited liability company, which acts as the managing partner for two venture capital partnerships and sixteen limited liability companies. Mr. Lyons also acts as a general partner for two venture capital partnerships and as money manager for select clients. From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an accounting firm, of which he was a member from 1965 until December 1999. Mr. Lyons serves on the board of directors of two private companies, and is on the audit committee of one those companies. From March 2003 until June 2009, Mr. Lyons served as a director and chair of the audit committee of Source Interlink Companies, Inc., which at the time was a public company. Prior to his board service with Source Interlink Companies, Inc., he served on the board of directors and as audit committee chairman of a number of other public companies. Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College (part of Binghamton University) and a Doctorate of Humane Letters from Binghamton University, as well as a Masters of Business Administration degree from Ohio State University. Mr. Lyons has served on the Company’s Board of Directors since 1995, has served on the boards and audit committees of a number of other companies, has 40 years of experience as a Certified Public Accountant, and is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Company believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lyons the experience, qualifications, attributes and skills to serve as a director of the Company.

No familial relationships exist between any Directors and Executive Officers.

Meetings of the Board of Directors and its Committees

During 2011, there were four meetings of the Board of Directors of the Company, seven meetings of the Audit Committee, and no meetings of the Compensation Committee and Nominating and Corporate Governance Committee. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors (other than Mr. Axon who attended 50% of the meetings of the Board of Directors) and of any committee on which he served.

Director Attendance at Annual Meetings

Each director of the Company is expected to be present at the annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means of which the director can hear, and be heard, by those present at the meeting. All five Directors attended last year’s annual meeting of stockholders, with Mr. Lefkowitz participating telephonically.

Committees of the Board of Directors

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. Each of these committees has a written charter, which was approved by the Board of Directors in January 2005. A copy of each committee’s charter is posted on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com.

Audit Committee. The Audit Committee currently consists of, and during 2011 consisted of, directors Allan R. Lyons (Chairman of the Committee), Michael Bertash and Steven W. Lefkowitz. The Audit Committee held seven meetings during the year. The Board of Directors has determined that each director who served on the Audit Committee during 2011 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules, and that Mr. Lyons is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act. The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. The primary responsibilities of the Audit Committee include the following:

•	Overseeing the Company’s accounting and financial reporting process and audits of the Company’s financial statements on behalf of the Company’s Board of Directors.

•	Selecting the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements.

•	Evaluating the qualifications, independence and performance of the Company’s independent auditors.

•	Reviewing the proposed scope of the annual audit of the Company’s financial statements.

•	Reviewing the Company’s accounting and financial controls with the independent registered public accounting firm and the Company’s finanical accounting staff.

•	Overseeing the Company’s internal controls and risk management procedures.

•	Preparing the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Compensation Committee. The Compensation Committee currently consists of, and during 2011 consisted of, directors Steven W. Lefkowitz (Chairman of the Committee), Michael Bertash and Frank B. Evans. The Compensation Committee did not hold any meetings during the year. In 2011, there were no material changes to the compenation plans and programs for senior executives and other employees. Any non-material changes are approved by Mr. Axon, the Chairman and President of the Company. The Board of Directors has determined that each director who served on the Compensation Committee during 2011 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. The responsibilities of the Compensation Committee include the following:

•	Reviewing and approving the compensation and benefits for the Company’s executive officers.

•	Administering the Company’s stock plans.

•	Making recommendations to the Company’s Board of Directors regarding these matters.

The Compensation Committee establishes our general compensation policies and reviews and approves compensation for the executive officers. The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. The Compensation Committee may delegate authority to one or more members of the Compensation Committee when appropriate, unless such delegated authority is required by a law, regulation, or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may also request that any Directors, Officers, or employees of the Company whose advice and counsel is sought by the Compensation Committee, attend any meeting to provide such information as the Compensation Committee requests. The Compensation Committee may also retain consultants or other advisors that the Compensation Committee determines to employ to assist in the performance of its duties. The Compensation Committee determines the compensation paid to each of our named executive officers, which is based upon the recommendations received from the Chairman and President of the Company, Mr. Axon.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of, and during 2011 consisted of, Allan R. Lyons and Michael Bertash. Since February 2006, there have been only two directors on the Nominating and Corporate Governance Committee, which is less than the three directors required by the Committee’s charter. The Committee did not hold any meetings in 2011 and the independent members of the Board of Directors did not recommend a slate of nominees to stand for election as directors at the Annual Meeting. The Board of Directors has determined that each director who served on the Nominating and Corporate Governance Committee during 2011 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	Searching for and recommending to the Board of Directors potential nominees for Director positions.

•	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees.

•	Monitoring the Board of Directors’ effectiveness.

•	Developing and implementing the Company’s corporate governance procedures and policies.

In identifying and evaluating candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether incumbent directors whose terms expire at an annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, the Nominating and Corporate Governance Committee will, absent special circumstances, propose for re-election qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will consider potential nominees recommended by members of the Board of Directors, the management of the Company and stockholders. The Nominating and Corporate Governance Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2011. As to each recommended candidate that the Nominating and Corporate Governance Committee believes merits serious consideration, the Committee will collect as much information, including without limitation, soliciting views from other directors and the Company’s management and having one or more Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select, for each directorship to be filled, a candidate who, in the view of the Committee, is most suited for membership on the Board of Directors. In making its selection, the Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. This consideration may also include how long the recommending stockholder intends to continue holding its equity interest in the Company.

The Nominating and Corporate Governance Committee has adopted a policy with regard to the minimum qualifications that must be met by a Committee-recommended nominee for a position on the Company’s Board of Directors, which policy is described in this paragraph. The Nominating and Corporate Governance Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors. While diversity (however defined) may contribute to this overall evaluation, it is not considered by the Nominating and Corporate Governance Committee as a separate or independent factor in identifying nominees for director. The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be committed to representing the Company and all of its stockholders, demonstrate the judgment and knowledge necessary to assess Company strategy and management, manifest willingness to meaningfully participate in the governance of the Company, possess the ability to fulfill the legal and fiduciary responsibilities of a director, undertake to make the appropriate time commitment for service on the Board of Directors, and maintain standing and reputation in the business, professional and social communities in which such candidate operates. The Nominating and Corporate Governance Committee requires that candidates not have any interests that would, in the view of the Committee, materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders. The Company also requires that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the the Audit Committee charter, and that at least one of the directors qualifies as an audit committee financial expert in accordance with the rules of the SEC and the Audit Committee charter.

It is the policy of the Company that the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to such stockholder recommendations for positions on the Board of Directors where the Committee has not determined to re-nominate a qualified incumbent director. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee may take into account the size and duration of a recommending stockholder’s ownership interest in the Company. The Nominating and Corporate Governance Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in the Company of substantially the same size as its interest at the time of making the recommendation. The Nominating and Corporate Governance Committee may refuse to consider stockholder-recommended candidates who do not satisfy the minimum qualifications prescribed by the Committee for board candidates.

The Nominating and Corporate Governance Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for director. The procedures are posted on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com, and are described in this paragraph. A stockholder (or group of stockholders) wishing to submit a recommendation of a candidate for consideration as a potential director nominee by the Nominating and Corporate Governance Committee should submit such recommendation in accordance with the timing requirements set forth in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws. All stockholder nominating recommendations should be in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, 101 Hudson Street, 25th floor, Jersey City, NJ 07302. Submissions should be made by mail, courier or personal delivery. A nominating recommendation should be accompanied by the information that is required to be provided in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws, a copy of which is posted on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors, any committee of the Board of Directors or the non-management directors of the Board of Directors. The process for sending such communications can be found on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com. All stockholder communications are sent directly to directors, except for communications that contain offensive, scurrilous or abusive content, communications that advocate the Company engaging in illegal activities, communications that have no rational relevance to the business or operations of the Company, and communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company generally.

Code of Ethics

The Company has adopted a code of ethics and business conduct that applies to its officers, directors and employees, including without limitations, the Company’s Chief Executive Officer, President and Chief Financial Officer. The Code of Ethics and Business Conduct is available on the Company’s website through the Franklin Credit Holding Corporation Investor Relations link at www.franklincredit.com.

Board of Directors Leadership Structure and Role in Risk Oversight

Mr. Axon serves as both the principal executive officer and Chairman of the Board of Directors. The Company does not have a lead independent director. Except for Mr. Axon, the other directors are independent, as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. As of the date of this filing, the Company has determined that the leadership structure of its Board of Directors has permitted the Board of Directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition; the active involvement of its independent directors; the Company’s relationship with its lead lending bank; and Mr. Axon’s status as principal shareholder and co-founder of the Company and, through the Bosco Entities, a principal servicing client of FCMC.

The extent of the Board of Directors’ role in risk oversight of the Company is to oversee credit, liquidity and operational risks that are reasonably likely to have a material adverse effect on the Company. The function primarily resides in the Audit Committee of the Board of Directors, which holds meetings as needed, but generally no less than on a quarterly basis, with executive management and the Company’s independent auditors, separately or together, to review the financials of and material risks, including control risks, facing the Company. In addition, the members of the Audit Committee periodically meet in executive session without management and regularly communicate with the two directors not on the Committee, Messrs. Axon and Evans, on the business and management of the Company. The Board of Directors’ role in risk oversight has not had an effect on the Board’s leadership structure.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the Report by reference in any such document.

The members of the Audit Committee have been appointed by the Board of Directors. During the 2011 fiscal year, the Audit Committee consisted solely of independent directors, as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. The Audit Committee operates under a written charter that was adopted by the Board of Directors in January 2005 in order to assure continued compliance by the Company with SEC and NASDAQ rules and regulations enacted in response to requirements of the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the Standards of The Public Company Accounting Oversight Board (United States) and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2011 with management and with Marcum LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Marcum LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of the Company’s annual financial statements.

The Audit Committee has also received the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with the Audit Committee concerning independence, and has discussed with Marcum LLP the issue of their independence from the Company and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2011 is compatible with maintaining the auditors’ independence and has concluded that they are.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Audit Committee has also appointed, subject to stockholder ratification, Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

The members of the Audit Committee are Allan R. Lyons, Michael Bertash and Steven W. Lefkowitz, none of whom is, or during the fiscal year 2011, was an employee of the Company.

Respectfully submitted by the Audit Committee,
Allan R. Lyons, Chairman
Michael Bertash
Steven W. Lefkowitz

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company:

Name	Age	Position
Thomas J. Axon	59	President and Chairman of the Board of Directors
Paul D. Colasono	65	Chief Financial Officer and Executive Vice President
Kevin Gildea	42	Chief Legal Officer, Secretary and Executive Vice President
Stephen Hague	55	Executive Vice President of Business Development
Jimmy Yan	36	Managing Director, Loan Servicing and Recovery and Executive Vice President

Paul D. Colasono has served as the Company’s Chief Financial Officer and Executive Vice President since April 2005. Mr. Colasono has more than 40 years of experience in banking and mortgage banking in a broad range of senior management positions. From 2003 until his engagement by the Company, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services. From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation. From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York in a variety of executive and senior management positions. From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank’s mortgage banking business. From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank. Mr. Colasono began his career with The Chase Manhattan Bank. Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John’s University.

Kevin P. Gildea has served as the Company’s Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009. From March 2005 to March 2006, he was Associate General Counsel. Mr. Gildea has been continuously in the employ of the Company since March 2005, and was previously in the employ of the Company from February 2000 to November 2001. From November 1995 to February 2000 and from December 2001 to February 2005, Mr. Gildea was an Administrative Law Judge with the New York State Department of Labor, Unemployment Insurance Appeal Board. Mr. Gildea, a practicing attorney since 1994, is admitted to the bars of the State of New York and Commonwealth of Massachusetts, is licensed as an in-house attorney in the State of New Jersey, a member and incoming chair of the Administrative Law Committee of the New York City Bar Association, a licensed real estate broker in New York (as a Corporate Broker) and Massachusetts (as an Attorney Broker), and fellow of the American College of Mortgage Attorneys. Mr. Gildea holds a Bachelor of Arts degree in Political Science from Boston College, attended Boston College Law School as a visiting student, and holds a Juris Doctor from Albany Law School of Union University.

Stephen T. Hague has served as the Company’s Executive Vice President of Business Development since August 2006. Mr. Hague has over 25 years of management, risk analysis, acquisitions, product development and sales in the mortgage banking, insurance and consumer lending industries. Mr. Hague, from time to time, also provides consulting services on mortgage acquisitions to the Bosco Entities and on force-placed insurance to Hudson Servicing Solutions, LLC and RMTS, LLC, all of which are affiliates of the Company. From March 3003 to July 2006, Mr. Hague served as Chief Operating Officer for RMTS, LLC, a New York based stop loss medical reinsurance company, overseeing operations, sales, underwriting, financial reporting and systems. From July 2002 to February 2003, Mr. Hague served as Vice President of Customer Relations for the Bohan Group, a leader in the mortgage analytics and due diligence field. Mr. Hague previously served as the Company’s Director of Acquisitions from 1993 to 2002. Mr. Hague holds a Bachelor of Science degree in Accounting from Villanova University.

Jimmy Yan has served as the Company’s Managing Director of its loan servicing and asset recovery operations and Executive Vice President since January 2010. From June 2005 to December 2009, Mr. Yan was employed by Deutsche Bank Securities Inc. as Vice President, during which time he was responsible for managing a dozen mortgage servicers. Prior to his position with Deutsche Bank Securities, Mr. Yan, from August 2000 to June 2005, managed the Company’s default operations. Mr. Yan holds a Bachelor of Science degree in Finance from the State University of New York at Buffalo.

See Director Nominee Information, above, for a biography of Thomas J. Axon.

EXECUTIVE COMPENSATION

Our Named Executive Officers

The following table sets forth all individuals who served as our principal executive officer at any time during 2011, our principal financial officer, and our two other most highly compensated executive officers:

Name	Title
Thomas J. Axon	President and Chairman of the Board of Directors
Paul D. Colasono	Chief Financial Officer and Executive Vice President
Kevin Gildea	Chief Legal Officer, Secretary and Executive Vice President
Jimmy Yan	Managing Director, Loan Servicing and Recovery and Executive Vice President

Summary Compensation Table

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2011 and December 31, 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	All Other Compensation(3)	Total
Thomas J. Axon, President and Chairman of the Board of Directors	2011	$120,000	$-	$-	$5,477	$125,477
	2010	120,000	-	-	5,608	125,608
Paul D. Colasono, Chief Financial Officer and Executive Vice President	2011	200,000	-	-	21,898	221,898
	2010	200,000	-	-	23,975	223,975
Kevin Gildea, Chief Legal Officer, Secretary and Executive Vice President	2011	190,000	-	-	2,774	192,774
	2010	212,500	-	-	2,643	215,143
Jimmy Yan, Managing Director, Loan Servicing and Recovery and Executive Vice President(1)	2011	200,000	-	8,500	3,898	212,398
	2010	231,891	-	8,500	3,579	243,970

__________________

(1)	Mr. Yan became Managing Director, Loan Servicing and Recovery and Executive Vice President on January 11, 2010.

(2)	Mr. Yan was granted 17,000 shares of stock of the Company, of which 8,500 vested on January 1, 2010, the date of grant, and 8,500 shares vested on January 11, 2011.

(3)
Includes matching 401(k) employer contributions in 2011 and 2010 (FCMC maintains a 401(k) retirement plan available to all of its employees over the age of 21, with matching employer contributions equal to ½ of the first 3% of the participant’s annual contribution under the plan), respectively, of: (i) $1,800 and $2,025 to Mr. Axon; (ii) $0 and $2,125 to Mr. Colasono; and (iii) $2,125 and $1,980 to Mr. Gildea. The amount also includes automobile parking expenses (for Messrs. Axon, Colasono and Yan, $3,180 in 2011 and 2010) and life and long-term disability insurance premiums paid by FCMC (for each of the executives). Mr. Colasono also received $18,000 as a housing allowance in each of 2011 and 2010.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with Named Executive Officers

The Company’s subsidiary, Franklin Credit Management Corporation (“FCMC”), has an employment agreement with Paul D. Colasono and, until January 11, 2012, had an employment agreement with Jimmy Yan. The employment agreement with Mr. Colasono, and the severance arrangements with respect thereto (including the definitions of “cause,” “good reason” and “Change in Control”) is described in detail below.

Thomas J. Axon – Chairman and President

Thomas J. Axon serves as Chairman and President of the Company, without a written employment agreement. Mr. Axon has served as Chairman since 1994 and (except for the period of October 2004 until January 2006) as President since 1990. In that capacity, Mr. Axon has been the principal executive officer of the Company since October of 2009. Mr. Axon’s base annual salary is $120,000. In addition to salary, Mr. Axon is entitled to a monthly parking pass and reimbursement of business expenses in accordance with the Company’s usual reimbursement policies and procedures.

Paul D. Colasono – Chief Financial Officer and Executive Vice President

Paul D. Colasono serves as Chief Financial Officer and Executive Vice President of FCMC under an employment agreement with an effective date of March 28, 2005. Mr. Colasono was appointed to the position of Chief Financial Officer, effective April 11, 2005. Mr. Colasono’s employment term runs from the effective date of the employment agreement until its termination by FCMC or Mr. Colasono.

Under the employment agreement, Mr. Colasono is entitled to a base annual salary of $200,000, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the after tax consolidated net profits of FCMC in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. In addition, Mr. Colasono is entitled to receive an annual bonus based partially on the net income after taxes of FCMC. Additionally, Mr. Colasono receives a housing allowance of $1,500 per month.

In connection with his entry into the employment agreement, FCMC granted Mr. Colasono 17,000 shares of restricted stock of the Company, of which 2,000 shares vested upon grant, 5,000 shares vested on March 28, 2006, 5,000 shares vested on March 28, 2007, and 5,000 shares vested on March 28, 2008. Mr. Colasono agreed to make an 83(b) election with respect to the restricted shares and FCMC agreed to reimburse Mr. Colasono for any federal, state or local taxes due from having made such election at his incremental tax rate.

Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit customers or employees of FCMC for certain periods specified therein.

Pursuant to the employment agreement, FCMC may terminate Mr. Colasono’s employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it without or for good reason (as defined in the employment agreement) following a Change in Control (as defined in the employment agreement). Further detail on our severance obligations to Mr. Colasono, including the definitions contained in his current employment agreement of “cause,” “good reason” and “Change in Control” is set forth below under the heading “– Potential Payments Upon Termination or Change in Control.”

Kevin Gildea – Chief Legal Officer, Secretary and Executive Vice President

Kevin Gildea serves as Chief Legal Officer, Secretary and Executive Vice President of the Company, without a written employment agreement. Mr. Gildea has served as Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009. From January 2008 through March 31, 2009, Mr. Gildea received a base annual salary of $220,000. Effective April 1, 2009, Mr. Gildea agreed to a 20% reduction in his base annual salary to $176,000. Effective January 1, 2010, his base annual salary was increased to $220,000 and effective, October 1, 2010, reduced to $190,000. In addition to salary, Mr. Gildea is entitled to reimbursement of business expenses in accordance with the Company’s usual reimbursement policies and procedures, including reimbursement of bar registration fees and the cost of continuing legal education courses.

Jimmy Yan – Managing Director, Loan Servicing and Recovery and Executive Vice President

Jimmy Yan serves as Managing Director of the loan servicing and recovery departments of FCMC and Executive Vice President without a written employment agreement at a base annual salary of $200,000. Mr. Yan previously served under a written employment agreement with FCMC from January 11, 2010 until January 11, 2012, when such agreement expired, according to its terms, unrenewed.

Severance/Change in Control Arrangement for Mr. Colasono

For Cause, Without Good Reason. In the event that Mr. Colasono’s employment is terminated by FCMC for cause or by Mr. Colasono without good reason, Mr. Colasono shall receive nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Colasono’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement. In the event that FCMC terminates Mr. Colasono for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, Mr. Colasono’s termination shall be deemed to be a termination by FCMC without cause. In such event, Mr. Colasono shall be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by FCMC without cause.

Without Cause, For Good Reason Following a Change in Control, Death/Disability. In the event that Mr. Colasono’s employment is terminated by FCMC without cause (subject to notice to the extent provided in the employment agreement) or by Mr. Colasono for good reason following a Change in Control (other than for cause and subject to notice and opportunity to cure to the extent provided in the employment agreement), Mr. Colasono shall receive the following payments/benefits: (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Colasono’s current base annual salary, (ii) reimbursement for expenses already incurred pursuant to the employment agreement; and (iii) within thirty days after the termination of his employment, a lump sum amount equal to twelve (12) months, or eighteen (18) months in the event that termination occurs at the time of or following a Change in Control, of his current base annual salary. The payment under item (iii), above, shall only be made after Mr. Colasono has incurred a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, any payment under item (iii), above, shall be postponed to the date that is six months and one day following Mr. Colasono’s separation from service to the extent that such postponement is necessary to prevent the imposition of the additional tax under Section 409A(a)(B) of the Code.

In addition, if Mr. Colasono is enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination of employment, he shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth above (twelve months or eighteen months at the time of or following a Change in Control), or (y) an amount equal to the medical insurance premiums paid by FCMC on behalf of Mr. Colasono for the periods set forth above.

For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Colasono’s illness, disability or death shall be deemed a termination by FCMC without cause.

The following table and footnotes describe and quantify the potential payments upon termination or a Change in Control for Mr. Colasono, assuming that the termination or Change in Control was effective as of December 31, 2011:

Executive Benefits and Payments Upon Termination	Termination Without Cause		Termination For Cause or Without Good Reason	Death/Disability		Following a Change in Control
Severance Pay	$200,000		$-	$200,000		$300,000
Vesting of Stock Options and Restricted Stock Awards	-		-	-		-
Other Benefits	9,733	(1)	-	9,733	(1)	14,599	(2)
__________________

(1)
Employee would have had the option of either 12 months continued health benefits or $9,733, an amount equal to 12 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.

(2)
Employee would have had the option of either 18 months continued health benefits or $14,599, an amount equal to 18 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.

Defined Terms

The terms “cause,” “good reason” and “change in control” are defined in the employment agreement for Mr. Colasono as follows:

“Cause” is generally defined to include the following:

(1)    executive officer fails or refuses to perform one or more of his material assigned duties;

(2)    executive officer fails or refuses to comply with one or more policies;

(3)    executive officer breaches any of the material terms of his employment agreement; or

(4)    executive officer commits any criminal, fraudulent or dishonest act related to his employment (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to FCMC or any of its assets or opportunities.

“Good Reason”

“Good Reason” is limited to the following: (1) executive officer is asked to resign, in writing, by the Board of Directors or is terminated by FCMC without cause; or (2) any material diminution by FCMC of executive officer’s duties or responsibilities, except in connection with the termination of executive officer’s employment for cause, as a result of permanent disability, or as a result of executive officer’s death; (3) Mr. Colasono is removed as CFO, or Executive Vice President of FCMC and such removal results in a material diminution of Mr. Colasono’s authority, duties or responsibilities.

The occurrence of any of the events described in (1) through (3) above shall not constitute Good Reason unless (i) the executive officer gives FCMC written notice, within ninety (90) days after the executive has knowledge of the occurrence of any of the events described in (1) through (3) above, that such circumstances constitute Good Reason, (ii) FCMC thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) Mr. Colasono terminates employment no later than two (2) years following the occurrence of such circumstance.

“Change in Control”

“Change in Control” is defined to mean the occurrence of one or more of the following events:

(1)    If (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of FCMC representing 20% or more of the total voting power represented by FCMC’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest shall have beneficial ownership of less than 20% or more of the total voting power represented by FCMC’s then outstanding voting securities;

(2)    The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of FCMC; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions, which results in a change in the composition of the Board of Directors of FCMC, as a result of which fewer than 50% of the directors are incumbent directors.

(3)    FCMC’s shares shall cease to be registered under Section 12(b) or 12(g) under the Exchange Act; or

(4)    A sale or other disposition of all or substantially all of the assets of FCMC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if FCMC files for bankruptcy protection, or if a petition for involuntary relief is filed against FCMC.

Outstanding Equity Awards at December 31, 2011

The following table provides certain summary information concerning unexercised stock options and equity incentive plan awards for each named executive officer as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Thomas J. Axon, President and Chairman of the Board of Directors	-	-	$-	-	-	$-
Paul D. Colasono, Chief Financial Officer and Executive Vice President	33,750	11,250	1.75	4/22/2018	-	-
Kevin Gildea, Chief Legal Officer, Secretary and Executive Vice President	26,250	8,750	1.75	4/22/2018	-	-
Jimmy Yan, Managing Director, Loan Servicing and Recovery and Executive Vice President	-	-	-	-	-	-
__________________

(1)
The Option Exercise Price represents the price quoted in the incentive stock option grant agreements. The aggregate grant date fair value of equity awards granted in fiscal year 2011 was computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), at $1.00 per share based on the date of grant, April 22, 2008. For a discussion of the valuation assumptions utilized in calculating the aggregate grant date fair value of equity awards under FASB ASC Topic 718, see Note 2, “Summary of Significant Accounting Policies,” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Director Compensation

The following table provides certain summary information regarding the compensation of our directors earned for their services as members of our Board of Directors or any committee thereof during the fiscal year ended December 31, 2011. Directors who are also employees of the Company do not receive any additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Thomas J. Axon	$-	$-	$-		$-	$-	$-		$-
Michael Bertash	25,250	-	420	(1)	-	-	-	(2)	25,670
Frank B. Evans, Jr.	21,750	-	420	(1)	-	-	867	(2)	23,037
Steven W. Lefkowitz	25,500	-	420	(1)	-	-	-		25,920
Allan R. Lyons	35,750	-	420	(1)	-	-	1,786	(2)	37,956
__________________

(1)
The Option Award represents the aggregate grant date fair value of equity awards granted in fiscal year 2011, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), at $0.14 per share based on the date of grant, June 21, 2011. For a discussion of the valuation assumptions utilized in calculating the aggregate grant date fair value of equity awards under FASB ASC Topic 718, see Note 2, “Summary of Significant Accounting Policies,” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Reimbursement for expenses relating to travel expenses to attend meetings.

The table below provides the aggregate number of option awards and stock awards outstanding at December 31, 2011 held by each of our Directors:

Name	Option Awards	Stock Awards
Thomas J. Axon	-	-
Michael Bertash	24,000	-
Frank B. Evans, Jr.	31,000	-
Steven W. Lefkowitz	28,000	-
Allan R. Lyons	32,000	-

Narrative to Director Compensation Table

Compensation of Directors

During fiscal year 2011, the Company’s non-management directors, Messrs. Bertash, Evans, Lefkowitz and Lyons, were granted options to purchase 3,000 shares of Common Stock pursuant to the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”), upon their election or re-election to the Board of Directors or the anniversary thereof, and received $1,000 for each Board of Directors or Committee meeting attended in person and $500 for each Board of Directors or Committee meeting attended telephonically. The options were vested on the date of grant and are exercisable at an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the Board of Directors.

The director compensation program, as approved by the Board of Directors, consists of the following:

•	Each non-employee director will receive an annual retainer fee of $20,000 for serving on the Board of Directors.

•	Each non-employee director who serves as Chairman of the Board of Directors or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service.

•
Each non-employee director will receive $500 for each meeting of the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 for each such meeting attended telephonically.

•	Each non-employee director will receive $1,000 for each meeting of the Board of Directors and the Audit Committee attended in person and $500 for each such meeting attended telephonically.

•	Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the Board of Directors.

•
Each non-employee director will be granted an option to purchase 3,000 shares of Common Stock of the Company pursuant to the Company’s Stock Incentive Plan, as amended, upon such director’s election or re-election to the Board of Directors and, for each year that such director serves during such director’s term on the Board of Directors, upon the annual anniversary of such director’s election or re-election to the Board of Directors. The options will vest on the date of grant and will be exercisable at an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

At December 31, 2011, our servicing and collection business, conducted through FCMC, consisted of approximately 21,600 first and second-lien loans for the Bosco Entities, which are related-party entities of FCMC: approximately 2,100 home equity loans for Bosco I; approximately 18,400 subordinate-lien loans for Bosco II; approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans (representing 100% of the loans securing the unrestructured debt of the Company (the “Unrestructured Debt”) underlying a 50% participation interest in each of the commercial loans to the Company covering the Unrestructured Debt with The Huntingtion National Bank (the “Bank”) for Bosco III; and, approximately nine (9) real estate owned properties serviced for Bosco IV.

Included in the Company’s consolidated revenues were servicing fees recognized from servicing the portfolios for the Bosco Entities of $6.4 million and $2.5 million for the years ended December 31, 2011 and 2010, respectively.

Bosco I Servicing Agreement – On May 28, 2008, FCMC entered into various agreements, including a servicing agreement, to service on a fee-paying basis for Bosco I approximately $245 million in residential home equity line of credit mortgage loans. Bosco I was organized by FCMC, and the membership interests in Bosco I include the Company’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of the Company’s directors serve as board members. The loans that are subject to the servicing agreement were acquired by Bosco I on May 28, 2008. FCMC’s servicing agreement was approved by its Audit Committee. The Bosco I lending agreement expired on May 28, 2011 without being renewed or extended. Although Bosco I is still the owner of the collateral and FCMC remains as the servicer of the mortgage loans, it is uncertain whether the lenders at some time in the future will foreclose on the collateral or continue in the foreseeable future to permit FCMC to remain the servicer of the mortgage loans. The Bosco I servicing agreement also expired on May 28, 2011.

Included in the Company’s consolidated revenues were servicing fees recognized from servicing the Bosco I portfolio of $607,000 and $501,000 for the twelve months ended December 31, 2011 and 2010, respectively. On February 27, 2009, at the request of the Bosco I lenders, FCMC adopted a revised fee structure, which was approved by FCMC’s Audit Committee. The revised fee structure provided that, for the next 12 months, FCMC’s monthly servicing fee would be paid only after a monthly loan modification fee of $29,167 was paid to Bosco I’s lenders. Further, the revised fee structure provided that, on each monthly payment date, if the aggregate amount of net collections was less than $1 million, 25% of FCMC’s servicing fee would be paid only after certain other monthly distributions were made, including, among other things, payments made by Bosco I to repay its third-party indebtedness.

On October 29, 2009, at the additional request of the Bosco I lenders in an effort to maximize cash flow to the Bosco I lenders and to avoid payment defaults by Bosco I, the revised fee structure relating to deferred fees was adjusted through an amendment to the loan servicing agreement with Bosco I (the “Bosco Amendment”), which was approved by FCMC’s Audit Committee.

Under the terms of the Bosco Amendment, FCMC is entitled to a minimum monthly servicing fee of $50,000. However, to the extent that the servicing fee otherwise paid for any month would be in excess of the greater of $50,000 or 10% of the total cash collected on the loans serviced for Bosco I (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest. The cumulative amounts deferred will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which any of the promissory notes (“Notes”) payable by Bosco I to the lenders, which were entered into to finance the purchase of and are secured by the loans serviced by FCMC, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest). If the deferred servicing fees become payable by reason of acceleration of the Notes, the lenders’ right to payment under such Notes shall be prior in right to FCMC’s rights to such deferred fees.

The Bosco Amendment did not alter FCMC’s right to receive a certain percentage of collections in the event Bosco I’s indebtedness to the Lenders has been repaid in full, the Bosco I equity holders have been repaid in full the equity investment in Bosco I made prior to Bosco I entering into the loan agreement with the lenders, and the lenders and Bosco I’s equity holders have received a specified rate of return on their debt and equity investments.

At December 31, 2010, the Company charged off as uncollectible $299,000 of accrued and unpaid servicing fees due from Bosco I that represented the remaining portion of outstanding servicing fees due and unpaid prior to August 1, 2009, due to current disputes among Bosco I and its lenders regarding the May 28, 2011 maturity of the Bosco I loan agreement. As of December 31, 2011, the Company had no outstanding accrued and unpaid servicing fees due from Bosco I other than the servicing fee due for the current month of December 31, 2011, which was received in January 2012, and $21,000 in outstanding reimbursable third-party expenses incurred by FCMC in the servicing and collection of the Bosco I loans. As of December 31, 2011, no deferred servicing fees per the Bosco I amendments have been accrued, and all such amounts remain unpaid.

Bosco II Servicing Agreement – On September 22, 2010, FCMC entered into a servicing agreement with Bosco II and a trust to service and collect loans purchased by Bosco II from an indirect subsidiary of a trust of the Bank (the “Bank’s Trust”). 100% of the membership interest in Bosco II is held by the Company’s Chairman and President, Thomas J. Axon. The Bosco II Servicing Agreement governs the servicing of approximately 19,300 loans. Pursuant to the Bosco II Servicing Agreement, FCMC services the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry. The Bosco II Servicing Agreement may be terminated without cause and penalty upon thirty days prior written notice.

FCMC also provided the loan analysis and certain other services for Bosco II for the loans acquired by Bosco II and FCMC performs various administrative and bookkeeping services for Bosco II at the rate of $1,500 per month. FCMC’s servicing agreement and administrative services agreement with Bosco II were approved by its Audit Committee.

Included in the Company’s consolidated revenues were servicing fees recognized from servicing the Bosco II portfolio for the twelve months ended December 31, 2011 and 2010 of approximately $5.4 million and $2.0 million, respectively.

On February 8, 2012, FCMC, entered into a terms agreement (the “Terms Agreement”), effective April 1, 2012, with the trust for Bosco II to service an additional pool of approximately seven thousand subordinate-lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections. FCMC is entitled to reimbursement of certain third-party fees and expenses incurred by FCMC in the servicing and collection of the loans. The servicing of these loans may be terminated without cause and penalty upon thirty days prior written notice.

FCMC facilitated the purchase of the loans by the trust and Bosco II in order to enter into the Terms Agreement and obtain the subservicing of the additional Bosco II pool of loans by temporarily advancing $650,000, which has since been reimbursed, toward the purchase price of such loans.

Bosco III Servicing Agreement and Participation Interest in Unrestructured Debt with the Bank – In January 2011, effective December 2010, FCMC entered into a servicing agreement with Bosco III to service and collect charge-off loans purchased by Bosco III from the Bank’s Trust (the remaining loans held by the Bank’s Trust) and purchased from the Bank a 50% participation interest in each of the commercial loans to the Company covering that portion of the Company’s debt with the Bank, the Unrestructured Debt, in the amount of approximately $39 million (FCMC is the loan servicer for certain Company entities that are the beneficial owners of the loans securing the Unrestructured Debt). 50% of the membership interest in Bosco III is held by the Company’s Chairman and President, Thomas J. Axon.

The Bosco III servicing agreement, as amended in January and April 2011, governs the servicing of approximately 4,300 of first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses (including the loans securing the Unrestructured Debt), of which substantially fewer loans are actively serviced by FCMC. Pursuant to the Bosco III Servicing Agreement, FCMC services the loans subject generally to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco III portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

FCMC also provided the loan analysis and certain other services for Bosco III for the loans acquired by Bosco III. FCMC’s servicing agreement with Bosco III was ratified by its Audit Committee.

Included in the Company’s consolidated revenues for the year ended December 31, 2011 were servicing fees recognized from servicing the Bosco III portfolio of approximately $366,000. Servicing fees recognized from servicing the Bosco III portfolio for the year 2010 were not significant.

Bosco IV Servicing Agreement – In May 2011, the Bank’s Trust sold thirteen (13) of its remaining REO properties to Bosco IV, a third-party entity controlled by Mr. Axon.

Pursuant to the Bosco IV Servicing Agreement, FCMC services the REO properties subject to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco IV portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

Included in the Company’s consolidated revenues for the year ended December 31, 2011 were servicing fees recognized from servicing the Bosco IV portfolio of approximately $11,000.

Other Related Party Transactions with the Company’s Chairman – At December 31, 2011, the Company had an outstanding receivable from an affiliate, RMTS, LLC, of $2,000. This receivable represents various operating expenses that are paid by the Company and then reimbursed by RMTS.

On September 13, 2010, FCMC’s Audit Committee authorized a 22% commission (minus certain expenses) to Hudson Servicing Solutions, LLC (“Hudson”), a procurer of force-placed insurance products for FCMC, with respect to force-placed hazard insurance coverage maintained on FCMC’s remaining portfolio of mortgage loans and mortgage loans serviced for third parties. The sole member of Hudson is RMTS, LLC, of which Mr. Axon, the Company’s Chairman and President, is the majority owner.

FCMC entered into a collection services agreement, effective December 23, 2009, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which the Company’s Chairman and President is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the gross amount collected. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC. The collection fees earned by FCMC under this collection services agreement during the twelve months ended December 31, 2011 and 2010 amounted to approximately $47,000 and $116,000, respectively. In December 2010, FCMC entered into an agreement with the fund to provide certain administrative and bookkeeping services for a fee of $1,500 per month.

On February 1, 2010, FCMC entered into a collection services agreement, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which the Company’s Chairman and President is a member, and contributed 25% of the purchase price. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the amount collected, net of third-party expenses. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC in compliance with the collection services agreement. The collection fees earned by FCMC under this collection services agreement during the twelve months ended December 31, 2011 and 2010 were not significant.

PROPOSAL 1 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Marcum LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2012, and recommends that stockholders vote for ratification of this appointment. Marcum LLP was appointed as the Company’s independent registered public accounting firm effective August 31, 2009.

A representative of Marcum LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

Marcum LLP has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees	$274,500	$316,500
Audit-Related Fees	8,500	10,000
Tax Fees	7,400	-
All Other Fees	50,000	70,800

Deloitte & Touche LLP (“Deloitte”), which audited the Company’s financial statements from January 1997 through Marcum LLP’s appointment, has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees	$-	$-
Audit-Related Fees	-	-
Tax Fees	225,000	378,000
All Other Fees	35,500	103,000

Audit Fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, and assistance with and review of documents filed with the SEC. Audit-related fees consist of fees for accounting advice regarding specific transactions, various attestation engagements, and reimbursement of out of pocket expenses related to the audit and review of the Company’s financial statements. Tax fees generally represent fees for tax compliance and advisory services. Other fees consist of a SSAE 16 Type II (formerly known as SAS 70) engagement by Marcum LLP; a review of the proposed spin-off of FCMC and a tax opinion and review of the Company’s March 2009 restructuring by Deloitte; and reimbursement of other out-of-pocket expenses incurred by Deloitte and Marcum LLP. All fees were approved by the Audit Committee.

Policy on Pre-Approval of Retention of Independent Auditor

The engagement of Marcum LLP for non-audit accounting services performed for the Company is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for utilizing its services. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, all audit and permitted non-audited services to be performed by Marcum LLP require pre-approval by the Audit Committee. Such pre-approval may be given by the Chairman of the Audit Committee under certain circumstances, with notice to the full Committee at its next meeting.

Vote Required for Ratification of Marcum LLP

Ratification of the appointment of Marcum LLP requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of Marcum LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company and its Stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter that is to be presented to Stockholders for formal action at the Annual Meeting. If, however, any other matter or matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any Stockholder proposal intended to be presented at the next annual meeting of stockholders must be received by the Company at its principal executive offices, 101 Hudson Street, 25th floor, Jersey City, New Jersey 07302, no later than December 28, 2012 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy to be used in connection with that meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must comply with the Company’s By-laws and the requirements of Regulation 14A of the Exchange Act.

In addition, the Company’s By-laws require Stockholders desiring to bring nominations or other business before an annual meeting of Stockholders to do so in accordance with the terms of the By-laws’ advance notice provision regardless of whether the Stockholder seeks to include such matters in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. The Company’s By-laws provide that a notice of the intent of a Stockholder to make a nomination or to bring any other matter before an annual meeting must be made in writing and received by the secretary of the Corporation no earlier than the 119th day and not later than the close of business on the 45th day prior to the first anniversary of the date of mailing of the Corporation’s proxy statement for the prior year’s annual meeting. However, if the date of the annual meeting has changed by more than 30 days from the date it was held in the prior year or if the Corporation did not hold an annual meeting in the prior year, then such notice must be received a reasonable time before the Corporation mails its proxy statement for the annual meeting.

OTHER INFORMATION

Although it has entered into no formal agreements to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Such proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission or special letter by directors, officers and regular employees of the Company without additional compensation.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Franklin Credit Holding Corporation, 101 Hudson Street, 25th floor, Jersey City, New Jersey 07302 or by calling us at (201) 604-1800. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. THE BOARD URGES YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. YOUR COOPERATION AS A STOCKHOLDER, REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN, WILL REDUCE THE EXPENSES INCIDENT TO A FOLLOW-UP SOLICITATION OF PROXIES.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY AT (201) 604-1800.

Sincerely yours,

/s/ Thomas J. Axon

THOMAS J. AXON
Chairman and President

Jersey City, New Jersey
April 27, 2012

FRANKLIN CREDIT HOLDING CORPORATION

Annual Meeting of Stockholders
___________________________________________________

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas J. Axon, Paul D. Colasono and Kevin Gildea or if only one is present, then that individual, with full power of substitution, to vote all shares of Franklin Credit Holding Corporation (the “Company”), which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held at the corporate offices of the Company, on Tuesday, June 12, 2012, at 2:00 P.M., Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Marcum LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012:

FOR ☐	AGAINST ☐	ABSTAIN ☐

and in their discretion, upon any other matters that may properly come before the meeting or any adjournments or postponements thereof.

(Continued and to be dated and signed on the other side.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

    PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

    Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.

Dated: _____________________________, 2012
(Signature of Stockholder)

(Signature of Stockholder)

Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.